Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS

FIRST QUARTER 2004 FINANCIAL RESULTS

Company Reiterates 2004 Financial Guidance

FARMINGTON, Conn. – April 29, 2004 – Magellan Health Services, Inc., (Nasdaq:MGLN), today reported operating results for the first quarter of fiscal year 2004.  The Company also reiterated the financial guidance it had provided at its recent investor conference.

Financial Results

For the quarter ended March 31, 2004, Magellan reported net revenues of $440.2 million and net income of $12.9 million, or $0.35 per diluted common share, compared with net revenues of $409.0 million and a net loss of $12.4 million, or $(0.46) per diluted common share, for the prior year quarter.  The Company’s segment profit (net revenue less salaries, cost of care and other operating expenses plus equity in earnings of unconsolidated subsidiaries) for the current year quarter was $48.1 million versus $40.8 million for the prior year quarter.

Steven J. Shulman, chairman and CEO, said, “I am very pleased that, as we had anticipated, Magellan turned in excellent results in the first quarter that continue to demonstrate the Company’s good financial health.  As focused as we are on our short-term financial results, however, we are just as focused on developing the long-term potential of the business.  As such, throughout the remainder of 2004, we expect to make significant investments in product development and other initiatives, which we believe will enhance Magellan’s prospects for future growth over the long term.”

The Company ended the quarter with $242.2 million in unrestricted cash and cash equivalents.  Cash flow from operations for the current year quarter was $(3.7) million compared to $35.2 million in the prior year quarter.  Cash flow from operations for the current year quarter includes net payments of $61.1 million for liabilities related to the Company’s Chapter 11 proceedings.  Excluding the impact from Chapter 11, cash flow from operations was $57.4 million.  There are currently no loans outstanding on the Company’s $50.0 million revolving credit facility.

Outlook

As previously announced at its April 14 investor conference in New York City, the Company expects to generate net income of $36 million to $56 million and segment profit in the range of $160 million to $180 million for fiscal year 2004.

Mark S. Demilio, chief financial officer, said, “The results for the quarter were in line with our expectations as reflected in our financial guidance for the year.  Furthermore, the financial results for subsequent quarters will be affected by known contract terminations, the impact of product development and other investments by the Company and other factors.  Therefore, we remain comfortable with the financial guidance we provided earlier this month.”

Shulman added, “Magellan’s financial health – strong operating results and a strong balance sheet – allows management to position the Company for growth over the next three to five years.  As we build a successful future for Magellan, we plan to execute on three main goals in 2004 – focus on maintaining our core business; continue efforts to improve efficiency and manage expenses; and identify innovative products to position the Company for future growth.  I am very pleased that we continue to make progress in all three areas and I am excited by the opportunities before us.”

Earnings Results Conference Call

A conference call will be held to discuss the earnings at 9:30 a.m. Eastern time on Thursday, April 29. To participate in the call, interested parties should call 1-888-390-4698 and reference the passcode First Quarter Earnings and conference leader Steve Shulman approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

A taped replay of the conference call will be available from approximately 11:30 a.m. Eastern time on Thursday, April 29, until 12:00 midnight on Thursday, May 6. The call-in numbers for the replay are 1-888-562-7630 and 1-402-220-6507 (from outside the U.S.).

Those who plan to listen to the call or Webcast are encouraged to read Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 30, 2004, including the discussion of risk factors. In addition, listeners are encouraged to read all other 2003 and 2004 reports filed with the Securities and Exchange Commission to learn about Magellan’s historical operational and financial results.

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN), is the country’s leading managed behavioral health care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this press release including, without limitation, statements regarding expected outcomes and effects from customer service improvement initiatives, cost cutting initiatives and other actions, the Company’s positioning and ability to lead the marketplace and other statements constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including carve-in of behavioral health care by the Company’s health plan customers; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company’s initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors.  Any forward-

looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 30, 2004.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Predecessor Company	Reorganized Company
	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004 (1)
	(unaudited)	(unaudited)

Net revenue	$408,974	$440,176

Costs and expenses:
Salaries, cost of care and other operating expenses	368,839	393,928
Equity in earnings of unconsolidated subsidiaries	(615)	(1,844)
	368,224	392,084
Segment profit	40,750	48,092

Depreciation and amortization	13,652	10,249
Interest expense (Contractual interest of $26,613 for the three months ended March 31, 2003)	21,788	9,334
Interest income	(827)	(781)
Reorganization expense, net	23,154	—
Stock compensation expense.	—	10,777
Special charges	1,705	1,908
	59,472	31,487
Income (loss) from continuing operations before income taxes and minority interest	(18,722)	16,605
Provision for (benefit from) income taxes	(2,729)	3,568
Income (loss) from continuing operations before minority interest	(15,993)	13,037
Minority interest	60	129
Income (loss) from continuing operations.	(16,053)	12,908
Discontinued operations:
Income from discontinued operations (2)	238	30
Income on disposal of discontinued operations (3)	378	—
Reorganization benefit, net	3,035	—
	3,651	30
Net income (loss)	(12,402)	12,938
Preferred dividends (Contractual dividends of $1,152 for the three months ended March 31, 2003)	883	—
Amortization of redeemable preferred stock issuance costs and other	172	—
Preferred stock reorganization items, net	2,668	—
Income (loss) available to common stockholders	(16,125)	12,938
Other comprehensive loss	—	—
Comprehensive income (loss)	$(16,125)	$12,938

Weighted average number of common shares outstanding — basic (4)	35,261	35,355
Weighted average number of common shares outstanding — diluted (4)	35,261	36,856

Income per common share available to common stockholders — basic:
Income (loss) from continuing operations	$(0.56)	$0.37
Income from discontinued operations	$0.10	$—
Net income (loss)	$(0.46)	$0.37

Income per common share available to common stockholders — diluted:
Income (loss) from continuing operations	$(0.56)	$0.35
Income from discontinued operations	$0.10	$—
Net income (loss)	$(0.46)	$0.35

(1)     For a more detailed discussion of Magellan’s results for the quarter ended March 31, 2004, please consult the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on April 29, 2004, and the live broadcast or taped replay of the Company’s earnings conference call on April 29, 2004 which will be available at www.MagellanHealth.com.

(2)  Net of income tax provision (benefit) of $(433) and $8 for the three months ended March 31, 2003 and 2004, respectively.

(3)  Net of income tax benefit of $(52) for the three months ended March 31, 2003.

(4)     Weighted average number of common shares outstanding for the three months ended March 31, 2003 was calculated using the then outstanding shares of the Predecessor Company’s pre-petition common stock.  Weighted average number of common shares outstanding for the three months ended March 31, 2004 was calculated using outstanding shares of the Reorganized Company’s Ordinary Common Stock and Multi-Vote Common Stock.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor Company	Reorganized Company
	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(12,402)	$12,938

Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	13,652	10,249
Equity in earnings of unconsolidated subsidiaries	(615)	(1,844)
Non-cash reorganization expense	15,528	—
Non-cash interest expense.	1,597	401
Non-cash stock compensation expense.	—	7,900
Cash flows from changes in assets and liabilities:
Accounts receivable, net	(4,111)	5,197
Restricted cash, investments and deposits	(8,349)	332
Net cash flows related to unconsolidated subsidiaries	742	1,135
Income taxes payable and deferred income taxes	624	—
Other assets	(19,663)	19,976
Accounts payable and accrued liabilities	22,701	(66,395)
Medical claims payable	24,187	6,251
Other liabilities	448	(11)
Minority interest, net of dividends paid	(1)	164
Other	828	2
Total adjustments	47,568	(16,643)
Net cash from operating activities	35,166	(3,705)

Cash flows from investing activities:
Capital expenditures	(5,589)	(4,626)
Acquisitions and investments in businesses.	(2,371)	—
Net cash from investing activities	(7,960)	(4,626)

Cash flows from financing activities:
Proceeds from issuance of new equity, net of issuance costs.	—	147,871
Proceeds from issuance of debt, net of issuance costs.	—	92,580
Payments on long-term debt.	—	(196,132)
Payments on capital lease obligations	(813)	(776)
Proceeds from stock issued under employee stock purchase plan	25	—
Net cash from financing activities	(788)	43,543
Net increase in cash and cash equivalents	26,418	35,212
Cash and cash equivalents at beginning of period	62,488	206,948
Cash and cash equivalents at end of period	$88,906	$242,160